Move, Inc. Announces CFO Transition

CAMPBELL, Calif., July 28, 2011 /PRNewswire/ -- Move, Inc. (NASDAQ: MOVE), the leader in online real estate, announced today that the Company's Chief Financial Officer Rob Krolik has tendered his resignation in order to accept the same position at Yelp!, Inc. Move, Inc. will immediately begin an executive search for a new chief financial officer. Mr. Krolik will assist in the transition of his duties.

(Logo: http://photos.prnewswire.com/prnh/20080213/MOVEINCLOGO)

"Rob has been a great partner and I want to thank him for his many important contributions to Move," said Steve Berkowitz, CEO of Move. "Over the past two years, we've made tremendous progress realigning the company to connect consumers with real estate professionals and to take advantage of the large online real estate opportunity. I wish Rob all the best with his new role."

Rob Krolik stated, "I have really valued my time at Move and believe strongly that the company has the ability to capitalize on the many opportunities in front of it. I am extremely proud of what has been accomplished thus far and I wish Move and all of my colleagues and friends the best going forward."

This press release may contain forward-looking statements, including information about management's view of Move's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move's future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

ABOUT MOVE, INC.

Move, Inc. (NASDAQ:MOVE) is the leader in online real estate with over 23 million monthly visitors(1)to its online network of websites. Move, Inc. operates: Move.com, a leading destination for information on new homes and rental listings, moving, home and garden and home finance; REALTOR.com®, the official website of the National Association of REALTORS®; MortgageMatch.com, Moving.com; SeniorHousingNet; ListHub; and TOP PRODUCER Systems. Move, Inc. is based in Campbell, California.

(1)comScore Media Metrix, June 2011 Key Measures Report

CONTACT: The Blueshirt Group, +1-415-217-7722, Todd Friedman, todd@blueshirtgroup.com, Stacie Bosinoff, Stacie@blueshirtgroup.com; or Julie Reynolds, Move, Inc., +1-818-264-5594, Julie.reynolds@move.com